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                                                                   Exhibit 10.17
                [Letterhead of WorldPort Communications, Inc.]



June 29, 1999

Mr. John T. Hanson
1361 Bridgewater Lane
Long Grove, IL  60047

Dear Mr. Hanson,

I am pleased to confirm our offer to you for the position of Chief Financial Officer at WorldPort Communications, Inc. In this position you will report to me and work out of our Chicago office.

Your starting base salary will be at the annual rate of $235,000 to be paid at regular intervals under the standard WorldPort payroll system. You will also be eligible for an annual bonus of $90,000. You may actually make more or less than the targeted amount based on you and the company achieving objectives. You are guaranteed to receive your full bonus for 1999.

Upon the approval of the board of directors, you will receive a stock option grant of 150,000 shares of WorldPort Communications, Inc. stock with a strike price set at 85% of closing market price on June 29, 1999. 1/3 of these shares will vest on each of the first three anniversaries of the grant. A detailed option agreement will be provided separately.

Should there be a change of control of the company resulting in the involuntary termination of your employment you will be guaranteed a severance payment equal to one year of your base salary. In addition, if such change of control takes place, all of the above mentioned options will vest at the time of that change of control.

You will also be eligible for the standard WorldPort benefits including health, dental, vision, LTD, AD&D and insurance. As soon as you return the signed offer agreement we will forward the necessary enrollment paperwork.

This offer of employment is the entire offer to you. There are no other expressed or implied promises, representations or contracts being offered to you. Your employment at WorldPort will be "at will." You or the company will have the right to terminate your employment at any time with or without cause.

In order for WorldPort to comply with the Immigration Reform and Control Act of 1986 as amended you will have to provide WorldPort with the necessary documentation which verifies your legal right to work in the United States of America at the time of your employment

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John, we are excited about the future of WorldPort and about your joining our team. Please indicate your acceptance of this offer by signing below and returning an original copy to the attention of Maria Haug in Human Resources at our Atlanta office July 6, 1999. You may retain the second copy I have enclosed for your records.

Sincerely,

/s/ Carl Grivner
-------------------------
Carl Grivner
President & CEO


/s/ John T. Hanson
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John T. Hanson

June 29, 1999
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